JAMES ALPHA FUNDS TRUST

OPERATING EXPENSE LIMITATION AGREEMENT

THIS OPERATING EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the 22nd day of January 2021 by and between James Alpha Funds Trust (the “Trust”), on behalf of each series of the Trust listed on Appendix A to this Agreement (each, a “Fund,” and together, the “Funds”), and James Alpha Advisors, LLC, the investment adviser to the Funds (the “Manager”).

WITNESSETH:

WHEREAS, the Manager renders advice and services to the Funds pursuant to the terms and provisions of Investment Management Agreements between the Trust and the Manager (the “Investment Management Agreements”); and

WHEREAS, the Funds, and each of the Funds’ respective classes are responsible for, and have assumed the obligation for, payment of expenses that have not been expressly assumed by the Manager pursuant to the respective Investment Management Agreement; and

WHEREAS, the Manager desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Manager to implement such limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.     LIMIT ON OPERATING EXPENSES. The Manager hereby agrees to limit the current Operating Expenses of each share class of each Fund to an annual rate, expressed as a percentage of the average annual net assets of such share class, listed in Appendix A (each, an “Annual Limit”). In the event that the current Operating Expenses of a share class of a Fund, as accrued each month, exceed its Annual Limit, the Manager will, on a monthly basis, either waive all or a portion of its advisory fee due from the Fund pursuant to the Investment Management Agreement or pay to the Fund an amount equal to the excess expense within 30 days of being notified that the Fund’s expenses exceed the Annual Limit.

2.     DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds, is defined to include all expenses of each Fund and each of its classes, but does not include any front-end and contingent deferred sales loads, interest and tax expenses, leverage, dividends and interest on short positions, brokerage commissions, expenses incurred in connection with any merger, liquidation or reorganization, extraordinary or non-routine expenses such as litigation and proxy-related expenses, and acquired fund fees and expenses. Expenses of a Fund’s wholly-owned subsidiary whose financial statements are consolidated with those of the applicable Fund are considered Operating Expenses for purposes of this Agreement.

3.     REIMBURSEMENT OF FEES AND EXPENSES. Each Fund shall reimburse the

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Manager any advisory fees waived or Fund expense payments paid by it pursuant to this Agreement, if in any year in which the Investment Management Agreement is still in effect, the estimated Operating Expenses of any share class of a Fund listed in Appendix A for the fiscal year are less than the corresponding Annual Limit for that year, subject to quarterly approval by the Trust’s Board of Trustees. The total amount of reimbursement to which the Manager may be entitled (the “Reimbursement Amount”) shall not exceed an amount that would cause a share class of a Fund to exceed its 1) corresponding Annual Limit in place at the time the advisory fees were waived or the expenses were incurred; or 2) corresponding Annual Limit currently in place, whichever is less. Subject to the foregoing, the Reimbursement Amount shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Manager and all other payments remitted by the Manager to a Fund pursuant to this Agreement within three (3) years of the end of the fiscal year in which such advisory fees were waived or reduced or other payments remitted, less any reimbursement previously paid by the Fund to the Manager with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Reimbursement Amount. References to the “Agreement” in this Paragraph 3 shall include any Operating Expense Limitation Agreement between the Manager and The Saratoga Advantage Trust, on behalf of a Fund’s predecessor series, and the provisions of this Paragraph 3 shall apply to advisory fees waived or Fund expense payments paid by the Manager pursuant to any such Operating Expense Limitation Agreements, except that (i) the Manager shall not be entitled to reimbursement for advisory fees waived by the Manager on Class S shares of a Fund’s predecessor series prior to April 16, 2019 and (ii) the Manager shall not be entitled to reimbursement for advisory fees waived or Fund expense payments paid by the Manager prior to the closing of the reorganization of the James Alpha Managed Risk Domestic Equity Portfolio into the James Alpha Managed Risk Domestic Equity Fund.

4.        TERM. This Agreement shall become effective with respect to the Funds as of the date first above written and shall continue for an initial term through two years from the closing date of the reorganization of the predecessor series of The Saratoga Advantage Trust into the corresponding Fund (“Initial Term”). This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by the Board of Trustees of the Trust and the Manager.

5.        TERMINATION. This Agreement cannot be terminated during its Initial Term. After the Initial Term. this Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Funds, upon sixty (60) days’ written notice to the Manager. This Agreement may not be terminated during its term by the Manager without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate immediately upon the termination of the Investment Management Agreement.

6.        ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.  SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

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8.        GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

JAMES ALPHA FUNDS TRUST	JAMES ALPHA ADVISORS, LLC
on behalf of each series listed in Appendix A

By:	By:
Name:	Name:
Title:	Title:
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Appendix A

To the

James Alpha Funds Trust

Operating Expense Limitation Agreement

Fund/Classes Annual Limits

James Alpha Global Real Estate Investments Fund

Class A 1.69%

Class C 2.37%

Class I 1.04%

Class R6 0.94%

James Alpha Managed Risk Domestic Equity Fund

Class A 1.99%

Class C 3.00%

Class I 1.79%

Class R6 1.34%

James Alpha Structured Credit Value Fund

Class A 1.73%

Class C 2.48%

Class I 1.48%

Class R6 1.11%

James Alpha Hedged High Income Fund

Class A 2.38%

Class C 2.98%

Class I 1.84%

Class R6 1.38%

James Alpha Multi-Strategy Alternative Income Fund

Class A 2.23%

Class C 2.98%

Class CI 1.98%

Class R6 1.48%

James Alpha Macro Fund

Class C 1.48%

Class R6 0.93%

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James Alpha Total Hedge Portfolio

Class C 1.48%

Class R6 1.11%

James Alpha EHS Fund

Class C 1.48%

Class R6 1.11%

James Alpha Event Driven Fund

Class C 1.48%

Class R6 1.11%

James Alpha Family Office Fund

Class C 1.48%

Class R6 1.11%

James Alpha Relative Value Fund

Class C 1.48%

Class R6 1.11%

James Alpha Managed Risk Emerging Markets

Equity Fund

Class A 2.24%

Class C 2.99%

Class I 1.78%

Class R6 1.33%